EXHIBIT 10.2

UST 449

UNITED STATES DEPARTMENT OF THE TREASURY

1500 Pennsylvania Avenue, NW

Washington, D.C. 20220

June 6, 2012

Ladies and Gentlemen:

Reference is made to that certain Letter Agreement incorporating the Securities Purchase Agreement – Standard Terms (the “Securities Purchase Agreement”), dated as of the date set forth on Schedule A hereto, between the United States Department of the Treasury (the “Investor”) and the company set forth on Schedule A hereto (the “Company”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Securities Purchase Agreement. Pursuant to the Securities Purchase Agreement, at the Closing, the Company issued to the Investor the number of shares of the series of its preferred stock set forth on Schedule A hereto (the “Preferred Shares”) and a warrant to purchase the number of shares of its common stock set forth on Schedule A hereto (the “Warrant”).

In connection with the consummation of the repurchase (the “Repurchase”) by the Company from the Investor, on the date hereof, of the number of Preferred Shares listed on Schedule A hereto (the “Repurchased Preferred Shares”), as permitted by the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009:

(a)	The Company hereby acknowledges receipt from the Investor of the share certificate(s) set forth on Schedule A hereto representing the Preferred Shares; and

(b)	The Investor hereby acknowledges receipt from the Company of a wire transfer to the account of the Investor set forth on Schedule A hereto in immediately available funds of the aggregate purchase price set forth on Schedule A hereto, representing payment in full for the Repurchased Preferred Shares at a price per share equal to the Liquidation Amount per share, together with any accrued and unpaid dividends to, but excluding, the date hereof.

The Investor and the Company hereby agree that, notwithstanding Section 4.4 of the Securities Purchase Agreement, immediately following consummation of the Repurchase, but subject to compliance with applicable securities laws, the Investor shall be permitted to Transfer all or a portion of the Warrant with respect to, and/or exercise the Warrant for, all or a portion of the number of shares of Common Stock issuable thereunder, at any time and without limitation, and Section 4.4 of the Securities Purchase Agreement shall be deemed to be amended in order to permit the foregoing. The Company shall take all steps as may be reasonably requested by the Investor to facilitate any such Transfer.

In addition, the Company agrees that in the event it elects to repurchase the Warrant, it shall deliver to the Investor within 15 calendar days of the date hereof a notice of intent to repurchase the Warrant, which notice shall be in accordance with Section 4.9(b) of the Securities Purchase Agreement (the “Warrant Repurchase Notice”). In the event the Company does not deliver the Warrant Repurchase Notice to the Investor within 15 calendar days of the date hereof, the Investor hereby provides notice, pursuant to Section 4.5(p) of the Securities Purchase Agreement, of its intention to sell the Warrant, such notice to be effective as of the first day following the end of such 15-day period.

In the event that the Company delivers a Warrant Repurchase Notice and the Company and the Investor fail to agree on the Fair Market Value of the Warrant pursuant to the procedures (including the Appraisal Procedure), and in accordance with the time periods, set forth in Section 4.9(c) of the Securities Purchase Agreement or the Company revokes the delivery of such Warrant Repurchase Notice, then the Investor hereby provides notice of its intention to sell the Warrant.

This letter agreement will be governed by and construed in accordance with the federal law of the United States if and to the extent such law is applicable, and otherwise in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

This letter agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this letter agreement may be delivered by facsimile and such facsimiles will be deemed sufficient as if actual signature pages had been delivered.

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In witness whereof, the parties have duly executed this letter agreement as of the date first written above.

UNITED STATES DEPARTMENT OF THE TREASURY

By:	/s/ Timothy G. Massad
	Name:	Timothy G. Massad
	Title:	Assistant Secretary for Financial Stability

COMPANY: MERCANTILE BANK CORPORATION

By:	/s/ Charles E. Christmas
	Name:	Charles E. Christmas
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

SCHEDULE A

General Information:

Date of Letter Agreement incorporating the Securities Purchase Agreement:	May 15, 2009

Name of the Company:	Mercantile Bank Corporation

Corporate or other organizational form of the Company:	Corporation

Jurisdiction of organization of the Company:	State of Michigan

Number and series of preferred stock issued to the Investor at the Closing:	21,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A

Number of Initial Warrant Shares:	616,438
Terms of the Repurchase:
Number of Preferred Shares repurchased by the Company:	10,500

Share certificate number (representing the Preferred Shares previously issued to the Investor following the partial repurchase of 10,500 Preferred Shares on April 4, 2012):	2

Per share Liquidation Amount of Preferred Shares:	$ 1,000

Accrued and unpaid dividends on Preferred Shares:	$ 30,625.00

Aggregate purchase price for Repurchased Preferred Shares:	$ 10,530,625.00

Investor wire information for payment of purchase price:	ABA Number: 02100018 Bank: The Bank of New York Mellon Account Name: Account Number: Beneficiary: United States Department of the Treasury